Exhibit 10.19

Intellectual Property License Agreement

This Intellectual Property License Agreement (this “Agreement”) is entered into as of this 20th day of August, 2014 (the “Effective Date”) by and between and MyECheck, Inc., a Wyoming corporation, having its principal office at 2600 East Bidwell, Suite 140, Folsom, CA 95630 (“MYEC”) and Sierra Global, LLC., a limited liability company organized under the laws of NEVIS & ST. KITTS having its principal office at Hunkins Waterfront Plaza, Suite 556, Main Street, Charlestown, St. Kitts and Nevis (“Sierra”). MYEC and Sierra may each be referred to as a “Party” and together as the “Parties.”

Recitals

Whereas, MYEC has proprietary rights to its own intellectual property (“IP”), including the trade name ”GreenPay;” and

Whereas, MYEC wishes to grant to Sierra, and Sierra desires to license the trade name GreenPay, in accordance with the terms and conditions of this Agreement;

Now, Therefore, in consideration of the mutual covenants contained herein, the Parties agree to the following terms and conditions, which set forth the rights, duties and obligations of the Parties:

Agreement

1.    Definitions

For purposes of this Agreement, the following terms will have the following meanings:

1.1      “Agreement” is defined in the preamble.

1.2       “Intellectual Property Rights” means any rights with respect to intellectual property and includes the trade name GreenPay.

1.3      “MYEC” is defined in the preamble.

1.4       “Party” and “Parties” are defined in the preamble.

1.5      “Sierra” is defined in the preamble.

2.          License

2.1      License Grant. MYEC hereby grants to Sierra a non-exclusive, terminable, and limited right and license to use and trade name GreenPay solely in association with a single financial account that is used in Sierra’s business.

2.2      License Fee. Sierra will pay to MYEC a one- time licensing fee (“Fee”) of US$10.00 (ten U.S. dollars).

2.3      Ownership. Except as expressly licensed to Sierra in this Agreement, MYEC retains all right, title and interest in and to the trade name GreenPay.

3    Warranties

3.1      Warranties by Sierra. Sierra represents, warrants and covenants that:

3.1.1       Sierra has full power to enter into this Agreement and to perform its obligations hereunder, and

3.1.2       Sierra has the right to accept the rights and licenses contemplated by this Agreement, without the need for any consents, approvals or immunities not yet obtained.

3.1.3       Sierra will only use the trade name GreenPay to identify a single financial account and for no other purpose.

3.2      Warranties by MYEC. MYEC represents, warrants and covenants that it has the full power to enter into this Agreement and make the assignments and grant the license rights granted by MYEC herein.

4     Indemnification

4.1       Indemnity.

4.1.1       Sierra will, at its expense and MYEC’s request, defend any claim or action brought against MYEC and/or its subsidiaries or affiliates, or its or their directors, officers, employees, agents or independent contractors (collectively, “Representatives”), arising out of or related to Sierra’s use of MYEC’s IP, including, but not limited to, any claims for tax liability, and Sierra will indemnify and hold MYEC, its subsidiaries and affiliates and its and their Representatives harmless from and against any costs, damages, liabilities and fees reasonably incurred by MYEC, its subsidiaries or affiliates or its or their Representatives, including, without limitation, fees of attorneys and other professionals, that are attributable to such claim. MYEC will provide Sierra reasonably prompt notice in writing of any such claim or action for which MYEC seeks indemnification and permit Sierra, through counsel mutually acceptable to Sierra and MYEC, to answer and defend such claim or action, and MYEC will provide Sierra information, assistance and authority, at Sierra’s expense, to help Sierra defend such claim or action. Sierra will not be responsible for any settlement made by MYEC without Sierra’s written permission, which permission will not be unreasonably withheld.

4.1.2       At its expense, MYEC will have the right to employ separate counsel and participate in the defense of any claim or action. Sierra will reimburse MYEC upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect to any damages related to any claim or action under this Section 8.

4.1.3       In the event Sierra and MYEC agree to settle a claim or action, MYEC agrees not to publicize the settlement without first obtaining Sierra’s written permission, which permission will not be unreasonably withheld.

5     Term and Termination

Term. Unless sooner terminated under the provisions set forth below, this Agreement will remain in effect for a period of one (1) year from the Effective Date (the “Initial Term”). Thereafter, the term of this Agreement it will automatically renew for a one (1) year term (each a “Renewal Term”) unless either Party provides at least thirty (30) days written notice to the other Party of its intent to terminate the Agreement during the Initial Term or Renewal Term. Without incurring liability, MYEC may terminate this Agreement, upon prior written notice (and failure to cure, if applicable) as set out in parentheses after each ground for termination, if Sierra: (a) violates any of the material provisions of the Agreement (14 days’ notice); (b) becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or a receiver or trustee is appointed for a substantial part of such party’s assets (no notice required); or (c) if Sierra negatively affects the MYEC reputation or business.

5.1       Effect of Termination. Upon expiration or termination of this Agreement for any reason, Sierra will cease all use of the trade name GreenPay thirty (30) calendar days after the effective date of such termination or expiration. Termination of this Agreement by either Party will not act as a waiver of any breach of this Agreement and will not act as a release of either Party from any liability for breach of such Party’s obligations under this Agreement. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity, including, without limitation, rights or remedies under applicable patent, copyright, trade secret or proprietary rights laws, rules or regulations. The respective rights and obligations of Sierra and MYEC under the provisions of Sections 4, 7, 8 and 9 will survive any expiration or termination of this Agreement.

6     General Provisions

6.1       Notices. All notices required or permitted to be given hereunder must be in writing, make reference to this Agreement, and be delivered by hand, by email, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, to the address set forth below. Either Party may give written notice of a change of address or, after notice of the change has been received, any notice or request must thereafter be given to that Party at that changed address. Such notices will be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.

If to Sierra:

Sierra Global, LLC

Hunkins Waterfront Plaza

Suite 556

Main St., Charlestown

St. Kitts and Nevis

If to MYEC:

MyECheck, Inc.

2600 East Bidwell

Suite 140

Folsom, CA 95630

Att: General Counsel

6.2       Assignment. Neither Party will assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement.

6.3       Governing Law. This Agreement is to be construed in accordance with and governed by the laws of the state of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of California to the rights and duties of the Parties.

6.4       Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof (a “Dispute”) will be settled by arbitration administered by the American Arbitration Association in accordance with its rules then in effect..

6.5       Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

6.6       Parties in Interest. The Parties are independent contractors. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any agreement, undertaking, or other contract with any person. Nothing in this Agreement will be construed to create a partnership, joint venture, employment or agency relationship between the Parties. Nothing in this Agreement is intended to or will confer upon any person other than the Parties any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

6.7       Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed by a duly authorized representative each of the Parties.

6.8       Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

6.9       Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the Parties and have been delivered to both Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

6.10     No Presumption Against Drafting Party. Both Parties acknowledge that each Party has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any order that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

6.11     Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

In Witness Whereof, the Parties have caused this Agreement to be executed by duly authorized representatives of the Parties as of the Effective Date.

MyECheck, INC.		Sierra Global, LLC

By:	/s/ Edward R. Starrs	By:	/s/ Matt Hanson
	Signature		Signature

Name:	Edward R. Starrs	Name:	Matt Hanson